Exhibit 21.1

Subsidiaries of the Company

The following is a list of subsidiaries of the Company as of February 28, 2006, omitting certain subsidiaries that, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. Each of the following subsidiaries does business under the name 24/7 Real Media, except for K.K. 24-7 Search and Dentsu 24/7 Holdings B.V., each of which does business under its respective name.

Legal Name	Law of Incorporation or Organization
24/7 Real Media US, Inc.	Delaware
24/7 Media Canada Holding Company	Nova Scotia
24/7 Real Media, Inc.	Ontario
24/7 Real Media Europe Holding S.A.	Switzerland
24/7 Real Media France SARL	France
24/7 Real Media Germany GmbH	Germany
24/7 Real Media Italy S.r.L.	Italy
Real Media Spain SA	Spain
Real Media Scandinavia	Sweden
24/7 Real Media Technology S.A.	Switzerland
24/7 Real Media UK Ltd.	United Kingdom
24/7 Real Media, Inc.	South Korea
Decide Holdings Pty Limited	Australia
24-7 Real Media Pty Limited	Australia
K.K. 24-7 Search (1)	Japan
Dentsu 24/7 Search Holdings B.V. (2)	The Netherlands

Except as noted above, the voting stock of each subsidiary is wholly-owned by the Company or a wholly-owned subsidiary of the Company.

(1)          51.0% owned by the Company and 49.0% owned by Dentsu, Inc., the Company’s joint venture partner.

(2)          50.0% owned by the Company and 50.0% owned by Dentsu, Inc., the Company’s joint venture partner.